EXHIBIT 16.1

RBSM LLP

NEW YORK, NY

March 6, 2014

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of Nustate Energy Holdings, Inc.'s (the "Company") Form 8-K dated January 8, 2014, and are in agreement with the statements relating only to RBSM LLP. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP

RBSM LLP